Exhibit 99.1
First Western Reports Third Quarter 2024 Financial Results
Third Quarter 2024 Summary
•Net income available to common shareholders of $2.1 million in Q3 2024, compared to $1.1 million in Q2 2024
•Diluted earnings per share of $0.22 in Q3 2024, compared to $0.11 in Q2 2024
•Total deposits increased 3.7% from $2.41 billion in Q2 2024 to $2.50 billion in Q3 2024. Noninterest-bearing deposits increased 19% from $397 million in Q2 2024 to $474 million in Q3 2024
•Loan-to-Deposit ratio decreased from 101.9% in Q2 2024 to 95.2% in Q3 2024
Denver, Colo., October 24, 2024 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2024.
Net income available to common shareholders was $2.1 million, or $0.22 per diluted share, for the third quarter of 2024. This compares to net income of $1.1 million, or $0.11 per diluted share, for the second quarter of 2024, and net income of $3.1 million, or $0.32 per diluted share, for the third quarter of 2023.

Scott C. Wylie, CEO of First Western, commented, “We generated a higher level of profitability in the third quarter while continuing to prioritize prudent risk management and a conservative approach to new loan production. We continued to effectively control expense levels while also making investments in the business that will support our profitable growth in the future. We are executing well on our balance sheet management strategies, which resulted in further reduction in our loan-to-deposit ratio, primarily driven by a significant increase in noninterest-bearing deposits, which increased 19% from the end of the prior quarter. We also saw positive trends in asset quality, including a significant reduction in non-performing loans and classified loans, as well as increases in our book value per share and tangible book value per share, which further strengthened our balance sheet.

“With our successful efforts to reposition our balance sheet including increasing our liquidity with a lower loan-to-deposit ratio, we are well positioned to generate a higher level of loan growth in 2025 as loan demand increases. We also expect to see expansion in our net interest margin and an increase in non-interest income from our mortgage business as interest rates decline, which should further improve our level of profitability. We are seeing positive trends in a number of key areas that we expect to continue, which we believe should result in steady improvement in our financial performance, operating leverage, and further value created for our shareholders,” said Mr. Wylie.

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2024	2024	2023
Earnings Summary
Net interest income	$15,568	$15,778	$16,766
Provision for credit losses	501	2,334	329
Total non-interest income	6,972	6,972	6,099
Total non-interest expense	19,368	19,001	18,314
Income before income taxes	2,671	1,415	4,222
Income tax expense	537	339	1,104
Net income available to common shareholders	2,134	1,076	3,118
Basic earnings per common share	0.22	0.11	0.33
Diluted earnings per common share	0.22	0.11	0.32

Return on average assets (annualized)	0.30%	0.15%	0.44%
Return on average shareholders' equity (annualized)	3.43	1.73	5.08
Return on tangible common equity (annualized)(1)	3.93	2.00	5.82
Net interest margin	2.32	2.35	2.46
Efficiency ratio(1)	84.89	82.13	78.89
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Third Quarter 2024
Revenue
Total income before non-interest expense was $22.0 million for the third quarter of 2024, compared to $20.4 million for the second quarter of 2024. Gross revenue(1) was $22.7 million for the third quarter of 2024, compared to $23.1 million for the second quarter of 2024. The increase in total income before non-interest expense was primarily driven by a decrease in Provision for credit losses. Relative to the third quarter of 2023, total income before non-interest expense decreased 2.2% from $22.5 million. Gross revenue decreased 1.7% from $23.1 million for the third quarter of 2023. The decrease in total income before non-interest expense was driven by an increase in Interest expense due to higher deposit costs, offset partially by higher Interest income and Net mortgage gains.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Income
Net interest income for the third quarter of 2024 was $15.6 million, a decrease of 1.3% from $15.8 million in the second quarter of 2024. The decrease quarter over quarter was driven by an increase in interest expense due to an increase in interest-bearing deposits and partially due to having one additional day in the quarter. Interest income was negatively impacted by $0.4 million in the quarter due to the addition of a non-performing loan. Relative to the third quarter of 2023, net interest income decreased 7.1% from $16.8 million. The decrease compared to the prior year third quarter was due to higher Interest expense driven primarily by higher deposit costs, offset partially by higher Interest income.

Net Interest Margin
Net interest margin for the third quarter of 2024 decreased 3 basis points to 2.32% from 2.35% reported in the second quarter of 2024, primarily due to an unfavorable mix shift in average deposit balances. Net interest margin was negatively impacted by 6 basis points in the quarter due to the addition of a non-performing loan.
The yield on interest-earning assets remained flat at 5.67% in the third quarter of 2024 versus 5.67% in the second quarter of 2024 and the cost of interest-bearing deposits remained flat at 4.19% in the third quarter of 2024 versus 4.19% in the second quarter of 2024.
Relative to the third quarter of 2023, net interest margin decreased from 2.46%, primarily due to pricing pressure on interest-bearing deposits, offset partially by higher loan yields.
Non-interest Income
Non-interest income for the third quarter of 2024 remained flat at $7.0 million compared to $7.0 million in the second quarter of 2024. Activity throughout the quarter included an increase in Risk management and insurance fees, offset by decreased Net gain on mortgage loans.
Relative to the third quarter of 2023, non-interest income increased 14.8% from $6.1 million. Increases were driven primarily by increases in net gain on mortgage loans and risk management and insurance fees.
Non-interest Expense
Non-interest expense for the third quarter of 2024 was $19.4 million compared to $19.0 million for the second quarter of 2024. The increase was primarily driven by increases in Salaries and employee benefits due to increased front office headcount and Marketing expenses, partially offset by a decrease in other operational expenses due to a partial recovery on a fraud loss from the first quarter.
Relative to the third quarter of 2023, non-interest expense increased 6.0% from $18.3 million, driven primarily by an increase in Salaries and employee benefits, occupancy costs, and technology enhancements.
The Company’s efficiency ratio(1) was 84.9% in the third quarter of 2024, compared with 82.1% in the second quarter of 2024 and 78.9% in the third quarter of 2023.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $0.5 million for the third quarter of 2024, compared to Income tax expense of $0.3 million for the second quarter of 2024 and $1.1 million for the third quarter of 2023. The increase in the third quarter of 2024 compared to the second quarter of 2024 was attributable to the increase in Income before income taxes.
Loans
Total loans held for investment were $2.39 billion as of September 30, 2024, a decrease of 2.85% from $2.46 billion as of June 30, 2024. The decline was primarily due to net decreases in the cash, securities and other and commercial and industrial portfolios, offset partially by net growth in the 1 - 4 family residential portfolio. Another contributing factor to the decline was the foreclosure of a property in the quarter, which decreased non-performing loans by $30 million and increased Other real estate owned ("OREO") by $25.6 million. Relative to the third quarter of 2023, total loans held for investment decreased from $2.54 billion as of September 30, 2023.

Deposits
Total deposits were $2.50 billion as of September 30, 2024, compared to $2.41 billion as of June 30, 2024. The increase was driven primarily by an increase in Noninterest-bearing deposits. Relative to the third quarter of 2023, total deposits increased from $2.42 billion as of September 30, 2023, driven primarily by an increase in time deposits due to new and expanded deposit relationships.
Borrowings
Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were a combined $62.4 million as of September 30, 2024, a decrease of $129.1 million from $191.5 million as of June 30, 2024. The change when compared to June 30, 2024 was driven by a decrease in FHLB borrowing due to the deposit growth and loan balance decline that occurred in the quarter. Relative to the third quarter of 2023, borrowings decreased $197.5 million from $259.9 million as of September 30, 2023. The decrease in borrowings from September 30, 2023 is driven by an increase in deposits and decrease in loans.
Subordinated notes were $52.5 million as of September 30, 2024, compared to $52.5 million as of June 30, 2024. Subordinated notes increased $0.2 million from $52.3 million as of September 30, 2023.
Assets Under Management

Assets Under Management (“AUM”) increased to $7.47 billion as of September 30, 2024, compared to $7.01 billion as of June 30, 2024 and $6.40 billion as of September 30, 2023. The increase when compared to June 30, 2024 and September 30, 2023 was primarily attributable to improving market conditions resulting in an increase in the value of AUM.
Credit Quality
Non-performing assets totaled $52.1 million, or 1.79% of total assets, as of September 30, 2024, compared to $49.3 million, or 1.68% of total assets, as of June 30, 2024. The increase in non-performing assets during the quarter was primarily due to the addition of a non-performing loan and foreclosed property, partially offset by non-performing loan pay downs, charge-offs, and the sale of a non-performing loan. As of September 30, 2023, non-performing assets totaled $56.1 million, or 1.87% of total assets. Relative to the third quarter of 2023, the decrease in non-performing assets was primarily driven by pay downs, charge-offs, and the sale of a non-performing loan, partially offset by additions to Other real estate owned ("OREO") and non-performing loans. OREO totaled $37.0 million as of September 30, 2024 an increase of $25.6 million from $11.4 million as of June 30, 2024. As of September 30, 2023, the Company held no OREO.
Non-performing loans totaled $15.0 million as of September 30, 2024, a decrease of $22.9 million from $37.9 million as of June 30, 2024. As of September 30, 2023, non-performing loans totaled $56.1 million. The decrease when compared to June 30, 2024 and September 30, 2023 was driven by the migration of one loan relationship out of non-performing loans and into OREO, pay downs, charge-offs, and the sale of a non-performing loan, partially offset by additions to non-performing loans.
During the third quarter of 2024 the Company recorded a provision expense of $0.5 million, compared to a provision expense of $2.3 million in the second quarter of 2024 and $0.3 million in the third quarter of 2023. The decrease in provision expense recorded in the third quarter of 2024 compared to second quarter of 2024 was primarily driven by decreased provision on individually analyzed loans in the third quarter.

Capital
As of September 30, 2024, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of September 30, 2024, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2024
Consolidated Capital
Tier 1 capital to risk-weighted assets	10.06%
Common Equity Tier 1 ("CET1") to risk-weighted assets	10.06
Total capital to risk-weighted assets	13.19
Tier 1 capital to average assets	8.04

Bank Capital
Tier 1 capital to risk-weighted assets	11.39%
CET1 to risk-weighted assets	11.39
Total capital to risk-weighted assets	12.13
Tier 1 capital to average assets	9.11
Book value per common share increased 0.8% from $25.55 as of June 30, 2024 to $25.75 as of September 30, 2024. Book value per common share decreased 0.04% from $25.76 as of September 30, 2023.
Tangible book value per common share(1) increased 0.9% from $22.27 as of June 30, 2024, to $22.47 as of September 30, 2024. Tangible book value per common share increased 0.2% from $22.42 as of September 30, 2023.
During the third quarter of 2024, the Company repurchased 5,501 shares of its common stock at an average price of $16.27 under its stock repurchase program, which authorized the repurchase of up to 200,000 shares of its common stock. As of September 30, 2024, the Company had up to 194,499 shares remaining under the current stock repurchase authorization.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 25, 2024. Telephone access: https://register.vevent.com/register/BI453d1a8caedc4cd7a7cc436a4d09c5c9.
A slide presentation relating to the third quarter 2024 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” and “Allowance for Credit Losses to Adjusted Loans". The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the lack of soundness of other financial institutions or financial market utilities may adversely affect the Company; the Company’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions; financial institutions are interrelated because of trading, clearing, counterparty or other relationships; defaults by, or even rumors or questions about, one or more financial institutions or financial market utilities, or the financial services industry generally, may lead to market-wide liquidity problems and losses of client, creditor and counterparty confidence and could lead to losses or defaults by other financial institutions, or the Company; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our debt securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2024 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share amounts)	2024	2024	2023
Interest and dividend income:
Loans, including fees	$35,353	$35,275	$34,141
Loans accounted for under the fair value option	141	168	300
Debt securities	708	651	607
Interest-bearing deposits in other financial institutions	1,754	1,855	1,292
Dividends, restricted stock	134	105	141
Total interest and dividend income	38,090	38,054	36,481

Interest expense:
Deposits	21,150	20,848	17,467
Other borrowed funds	1,372	1,428	2,248
Total interest expense	22,522	22,276	19,715
Net interest income	15,568	15,778	16,766
Less: provision for credit losses	501	2,334	329
Net interest income, after provision for credit losses	15,067	13,444	16,437

Non-interest income:
Trust and investment management fees	4,728	4,875	4,846
Net gain on mortgage loans	1,451	1,820	654
Bank fees	392	327	427
Risk management and insurance fees	367	109	145
Income on company-owned life insurance	108	106	96
Net loss on loans accounted for under the fair value option	(233)	(315)	(252)
Unrealized gain (loss) recognized on equity securities	24	(2)	(19)
Other	135	52	202
Total non-interest income	6,972	6,972	6,099
Total income before non-interest expense	22,039	20,416	22,536

Non-interest expense:
Salaries and employee benefits	11,439	11,097	10,968
Occupancy and equipment	2,126	2,080	1,807
Professional services	1,893	1,826	1,867
Technology and information systems	1,045	1,042	906
Data processing	1,101	1,101	1,159
Marketing	374	243	355
Amortization of other intangible assets	57	56	62
Other	1,333	1,556	1,190
Total non-interest expense	19,368	19,001	18,314
Income before income taxes	2,671	1,415	4,222
Income tax expense	537	339	1,104
Net income available to common shareholders	$2,134	$1,076	$3,118
Earnings per common share:
Basic	$0.22	$0.11	$0.33
Diluted	0.22	0.11	0.32

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$18,979	$6,374	$6,439
Interest-bearing deposits in other financial institutions	257,243	239,425	265,045
Total cash and cash equivalents	276,222	245,799	271,484

Held-to-maturity debt securities (fair value of $70,826, $71,067 and $66,487, respectively), net of allowance for credit losses of $71	76,745	78,927	75,539
Correspondent bank stock, at cost	5,746	10,804	11,305
Mortgage loans held for sale, at fair value	12,324	26,856	12,105
Loans held for sale, at fair value	473	—	—
Loans (includes $8,646, $10,190, and $15,464 measured at fair value, respectively)	2,383,199	2,456,063	2,530,459
Allowance for credit losses	(18,796)	(27,319)	(23,175)
Loans, net	2,364,403	2,428,744	2,507,284
Premises and equipment, net	24,350	24,657	25,410
Accrued interest receivable	10,455	11,339	11,633
Accounts receivable	4,864	5,118	5,292
Other receivables	10,397	4,875	3,052
Other real estate owned, net	37,036	11,421	—
Goodwill and other intangible assets, net	31,684	31,741	31,916
Deferred tax assets, net	4,075	6,123	6,624
Company-owned life insurance	16,849	16,741	16,429
Other assets	36,325	34,410	24,680
Total assets	$2,911,948	$2,937,555	$3,002,753

Liabilities
Deposits:
Noninterest-bearing	$473,576	$396,702	$476,308
Interest-bearing	2,029,478	2,014,190	1,943,688
Total deposits	2,503,054	2,410,892	2,419,996
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	62,373	191,505	259,930
Subordinated notes	52,508	52,451	52,279
Accrued interest payable	3,339	2,243	3,203
Other liabilities	41,843	33,589	21,089
Total liabilities	2,663,117	2,690,680	2,756,497

Shareholders’ Equity
Total shareholders’ equity	248,831	246,875	246,256
Total liabilities and shareholders’ equity	$2,911,948	$2,937,555	$3,002,753

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Loan Portfolio
Cash, Securities, and Other(1)	$116,856	$143,720	$148,669
Consumer and Other	14,978	15,645	23,975
Construction and Development	301,542	309,146	349,436
1-4 Family Residential	920,709	904,569	913,085
Non-Owner Occupied CRE	608,494	609,790	527,377
Owner Occupied CRE	176,165	189,353	208,341
Commercial and Industrial	239,660	277,973	349,515
Total	2,378,404	2,450,196	2,520,398
Loans accounted for under the fair value option	8,884	10,494	16,105
Total loans held for investment	2,387,288	2,460,690	2,536,503
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(2)	(4,089)	(4,627)	(6,044)
Loans (includes $8,646, $10,190, and $15,464 measured at fair value, respectively)	$2,383,199	$2,456,063	$2,530,459
Mortgage loans held for sale	12,324	26,856	12,105
Loans held for sale	473	—	—

Deposit Portfolio
Money market deposit accounts	$1,350,619	$1,342,753	$1,388,726
Time deposits	533,452	519,597	373,459
Interest checking accounts	130,255	135,759	164,000
Savings accounts	15,152	16,081	17,503
Total interest-bearing deposits	2,029,478	2,014,190	1,943,688
Noninterest-bearing accounts	473,576	396,702	476,308
Total deposits	$2,503,054	$2,410,892	$2,419,996
____________________
(1) Includes PPP loans of $2.6 million as of September 30, 2024, $3.1 million as of June 30, 2024, and $4.9 million as of September 30, 2023.
(2) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2024	2024	2023
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$129,629	$141,600	$102,510
Debt securities	79,007	75,461	78,057
Correspondent bank stock	6,281	4,801	7,162
Loans	2,429,927	2,443,937	2,485,704
Mortgage loans held for sale	18,423	20,254	12,680
Loans held at fair value	9,691	11,314	16,715
Total interest-earning assets	2,672,958	2,697,367	2,702,828
Allowance for credit losses	(27,236)	(24,267)	(22,122)
Noninterest-earning assets	161,072	143,514	125,774
Total assets	$2,806,794	$2,816,614	$2,806,480

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,007,265	$2,001,691	$1,846,318
FHLB and Federal Reserve borrowings	62,589	67,196	125,250
Subordinated notes	52,470	52,414	52,242
Total interest-bearing liabilities	2,122,324	2,121,301	2,023,810
Noninterest-bearing liabilities:
Noninterest-bearing deposits	395,755	412,741	512,956
Other liabilities	40,089	34,051	24,228
Total noninterest-bearing liabilities	435,844	446,792	537,184
Total shareholders’ equity	248,626	248,521	245,486
Total liabilities and shareholders’ equity	$2,806,794	$2,816,614	$2,806,480

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	5.38%	5.27%	5.00%
Debt securities	3.57	3.47	3.09
Correspondent bank stock	8.49	8.80	7.81
Loans	5.74	5.75	5.42
Loan held at fair value	5.79	5.97	7.12
Mortgage loans held for sale	5.87	6.83	6.70
Total interest-earning assets	5.67	5.67	5.35
Interest-bearing deposits	4.19	4.19	3.75
Total deposits	3.50	3.47	2.94
FHLB and Federal Reserve borrowings	4.03	4.14	4.58
Subordinated notes	5.60	5.66	6.08
Total interest-bearing liabilities	4.22	4.22	3.86
Net interest margin	2.32	2.35	2.46
Net interest rate spread	1.45	1.45	1.49

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2024	2024	2023
Asset Quality
Non-performing loans	$15,031	$37,909	$56,146
Non-performing assets	52,067	49,330	56,146
Net charge-offs (recoveries)	9,319	(9)	190
Non-performing loans to total loans	0.63%	1.54%	2.21%
Non-performing assets to total assets	1.79	1.68	1.87
Allowance for credit losses to non-performing loans	125.05	72.06	41.28
Allowance for credit losses to total loans	0.79	1.11	0.92
Allowance for credit losses to adjusted loans(1)	0.79	1.12	0.92
Net charge-offs to average loans	0.38	*	0.01

Assets Under Management	$7,465,757	$7,011,796	$6,395,786

Market Data
Book value per share at period end	$25.75	$25.55	$25.76
Tangible book value per common share(1)	22.47	22.27	22.42
Weighted average outstanding shares, basic	9,663,131	9,647,345	9,553,331
Weighted average outstanding shares, diluted	9,825,515	9,750,667	9,743,270
Shares outstanding at period end	9,664,101	9,660,548	9,560,209

Consolidated Capital
Tier 1 capital to risk-weighted assets	10.06%	9.92%	9.32%
CET1 to risk-weighted assets	10.06	9.92	9.32
Total capital to risk-weighted assets	13.19	13.44	12.45
Tier 1 capital to average assets	8.04	7.91	7.96

Bank Capital
Tier 1 capital to risk-weighted assets	11.39%	11.22%	10.42%
CET1 to risk-weighted assets	11.39	11.22	10.42
Total capital to risk-weighted assets	12.13	12.35	11.31
Tier 1 capital to average assets	9.11	8.95	8.88
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
* Value results in an immaterial amount.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2024	2024	2023
Tangible Common
Total shareholders' equity	$248,831	$246,875	$246,256
Less: goodwill and other intangibles, net	31,684	31,741	31,916
Tangible common equity	$217,147	$215,134	$214,340

Common shares outstanding, end of period	9,664,101	9,660,548	9,560,209
Tangible common book value per share	$22.47	$22.27	$22.42
Net income available to common shareholders	2,134	1,076	3,118
Return on tangible common equity (annualized)	3.93%	2.00%	5.82%

Efficiency
Non-interest expense	$19,368	$19,001	$18,314
Less: amortization	57	56	62
Adjusted non-interest expense	$19,311	$18,945	$18,252

Total income before non-interest expense	$22,039	$20,416	$22,536
Less: unrealized (loss)/gain recognized on equity securities	24	(2)	(19)
Less: net loss on loans accounted for under the fair value option	(233)	(315)	(252)
Plus: provision for credit losses	501	2,334	329
Gross revenue	$22,749	$23,067	$23,136
Efficiency ratio	84.89%	82.13%	78.89%

Allowance for Credit Loss to Adjusted Loans
Total loans held for investment	$2,387,288	$2,460,690	$2,536,503
Less: PPP loans	2,603	3,129	4,876
Less: loans accounted for under fair value	8,884	10,494	16,105
Adjusted loans	$2,375,801	$2,447,067	$2,515,522

Allowance for credit losses	$18,796	$27,319	$23,175
Allowance for credit losses to adjusted loans	0.79%	1.12%	0.92%